SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934
USG CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3329400

(State of Incorporation or Organization)	(I.R.S. Employer
Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

Preferred Stock Purchase Rights	Chicago Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
Not Applicable

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
     On December 5, 2008, the Board of Directors of USG Corporation (the “Company”) amended the Rights Agreement, dated as of December 21, 2006 (the “Rights Agreement”), by and between the Company and Computershare Investor Services, LLC, as rights agent. Among other things, the amendment reduces, until September 30, 2009, the threshold at which a person or group becomes an “Acquiring Person” under the Rights Agreement from 15% to 4.99% of the Company’s then-outstanding common shares. After that date, the triggering threshold would again be 15% of the Company’s then-outstanding common shares. The Rights Agreement, as amended, exempts shareholders whose beneficial ownership as of 4:00 p.m., New York City time, on December 4, 2008 exceeded 4.99% of the Company’s then-outstanding common shares so long as they do not acquire additional common shares, except as otherwise provided by existing agreements. Common shares that otherwise would be deemed to be “beneficially owned” under the Rights Agreement by reason of ownership of convertible debt of the Company (including ownership of the common shares into which such debt is convertible) is exempted during the period in which the trigger is reduced to 4.99%.
     The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the amendment are available free of charge from the Company. The foregoing description of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment, a copy of which is filed as an exhibit hereto and incorporated herein by this reference.
Item 2. Exhibits.

Exhibit
Number	Exhibit

4.1	Amendment to Rights Agreement, dated December 5, 2008, to the Rights Agreement, dated as of December 21, 2006, by and between USG Corporation and Computershare Investor Services, LLC, as rights agent

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

USG CORPORATION
By:	/s/ Stanley L. Ferguson
	Name:	Stanley L. Ferguson
	Title:	Executive Vice President and General Counsel

Date: December 5, 2008

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Amendment to Rights Agreement, dated December 5, 2008, to the Rights Agreement, dated as of December 21, 2006, by and between USG Corporation and Computershare Investor Services, LLC, as rights agent

4